Exhibit 10.2

Long Term Value Creation Reward Program (LTVCRP)

Terms and Conditions Applicable To

Additional Bonus Opportunities

These Terms and Conditions apply to your additional bonus opportunity (“Additional Bonus Opportunity”) that is described in the accompanying letter from Craig Morrison (the “Grant Letter”).

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The amount of your Additional Bonus Opportunity is described in the Grant Letter. You will be paid the amount of your Additional Bonus Opportunity only if you are employed with Hexion or one of its affiliates through the applicable vesting date as set forth in the Grant Letter (the “Vesting Date”). If your employment terminates before the Vesting Date for any reason, you will not be entitled to any payment with respect to your Additional Bonus Opportunity except as expressly provided below:

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In the event that, before the Vesting Date, you either become totally and permanently disabled and receive benefits under a Hexion Long Term Disability Plan for six months or more or you die, the amount of your Additional Bonus Opportunity will be pro-rated (based on the period of time that elapsed from the date you were first selected to participate in the LTVCRP through the date of your total disability or death, as applicable, compared against the intended three-year vesting term).

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If your Additional Bonus Opportunity vests as described above, the amount of your bonus will be paid to you in cash as soon as practicable after the applicable Vesting Date (and in all events within 2- 1/2 months of that date). In the event vesting is pro-rated due to your total disability, the pro-rated bonus amount will be paid at the same time the bonus would have been paid had you not become disabled. In the event vesting is pro-rated due to your death, the pro-rated bonus amount will be paid to you within the first 2- 1/2 months of the fiscal quarter immediately following the fiscal quarter of your death.

•	Any bonus payment made will be subject to any and all income, employment and other tax withholding required with respect to such payment.

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Nothing contained in this document, the accompanying Grant Letter, or any other document related to your Additional Bonus Opportunity constitutes an employment or service commitment by Hexion (or any affiliate), affects your status as an employee at will who is subject to termination without cause, confers upon you any right to remain employed by or in service to Hexion (or any affiliate), interferes in any way with the right of Hexion (or any affiliate) to terminate your employment or to change your compensation or other terms of employment at any time.

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Your opportunity to be paid an additional bonus as set forth in this document and the Grant Letter is in lieu of, and is in full satisfaction of any and all rights that you may have with respect to, any stock appreciation rights contemplated by the LTVCRP.